Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Relating to Preliminary Prospectus Supplement dated December 10, 2015

Registration No. 333-187852

Gazit-Globe Ltd. 1 HaShalom Rd. Tel Aviv, Israel 67892 +972 3 694 8000

FOR IMMEDIATE RELEASE:

Gazit-Globe Announces Secondary Offering of EQY Shares

TEL-AVIV, ISRAEL; December 10, 2015 – Gazit-Globe (NYSE, TSX, TASE: GZT), one of the world’s leading multi-national real estate companies focused on the management, acquisition, development and redevelopment of supermarket-anchored shopping centers in major urban markets, announced today that it commenced a public offering to sell 4,200,000 shares of common stock of Equity One, Inc. (NYSE: EQY) owned by its wholly-owned subsidiaries. Gazit-Globe’s subsidiaries will also grant the underwriter a 30-day option to purchase up to an additional 630,000 shares of EQY common stock that they own.

Upon completion of the sale, assuming no exercise of the underwriter’s option, Gazit-Globe will continue to beneficially own approximately 50.3 million shares of common stock of EQY representing approximately 39.0% of the total outstanding shares of common stock of EQY.

Gazit-Globe intends to use the proceeds from the sale of shares for repayment of existing debt and for general corporate purposes.

Credit Suisse Securities (USA) LLC is the sole underwriter of the offering.

Rachel Lavine, CEO of Gazit-Globe said: “EQY has been and remains a core operation for us and we are committed to its success. For Gazit-Globe, the sale of EQY shares will increase its financial flexibility which will allow us to make new investments and create further growth for the benefit of our shareholders.”

EQY has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents EQY has filed with the SEC for more complete information about EQY and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, EQY, the underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com.

About Gazit-Globe

Gazit-Globe is one of the largest owners, developers and operators of predominantly supermarket-anchored shopping centers in major urban markets around the world. Gazit-Globe is listed on the New York Stock Exchange (NYSE: GZT), the Toronto Stock Exchange (TSX: GZT) and the Tel Aviv Stock Exchange (TASE: GZT) and is included in the TA-25 and Real-Estate 15 indices in Israel.

FOR ADDITIONAL INFORMATION

Investors Contact: IR@gazitgroup.com, Media Contact: press@gazitgroup.com

Gazit-Globe Headquarters, Tel-Aviv, Israel, Tel: +972 3 6948000

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of applicable securities laws. In the United States, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of known and unknown risks and uncertainties, many of which are outside our control, that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks detailed in our public filings with the SEC and the Canadian Securities Administrators. Except as required by applicable law, we undertake no obligation to update any forward-looking or other statements herein, whether as a result of new information, future events or otherwise.